Exhibit 99.1

PRESS RELEASE

For Release:                                                                 August 2, 2018

Nasdaq:                                                                                           MFNC

Contact:                                                                                         Jesse A. Deering, (248) 290-5906 /jdeering@bankmbank.com

Paul D. Tobias, (248) 290-5900 / ptobias@bankmbank.com

Website:                                                                                        www.bankmbank.com

MACKINAC FINANCIAL CORPORATION REPORTS SECOND QUARTER 2018 RESULTS INCLUDING IMPACT OF ACQUSITION ACTIVITY AND CAPITAL RAISE

(Manistique, Michigan) – Mackinac Financial Corporation (Nasdaq: MFNC) (the “Corporation”), the bank holding company for mBank, today announced second quarter 2018 income of $396 thousand, or $.05 per share, compared to net income of $1.68 million, or $.27 per share, for the second quarter of 2017.  As expected, the 2018 second quarter results were impacted by expenses related to the acquisition of First Federal of Northern Michigan (FFNM) and pre-announcement diligence activity related to the pending Lincoln Community Bank (Lincoln) transaction.  Weighted average share count was increased by a common stock offering by the Corporation in June 2018 and the issuance of shares in the FFNM acquisition.

On May 18, 2018 the Corporation completed the acquisition of FFNM.  The Corporation issued 2,146,378 new shares as consideration for the purchase.   On June 15, 2018, the Corporation closed a common stock offering resulting in gross proceeds of roughly $34.50 million and net proceeds of roughly $32.40 million.  The Corporation issued 2,225,807 shares in connection with the stock offering.  As a result of the activities noted above, weighted average shares outstanding for the second quarter of 2018 were 7,041,010 compared to 6,294,930 for the same period of 2017 and 6,304,203 shares for the first quarter of 2018.

The Corporation still expects cost efficiencies from the FFNM acquisition and the pending Lincoln acquisition to be fully phased in by the end of 2018, however, the savings relating to FFNM were only partially integrated and realized in the second quarter of 2018. The Corporation completed a successful data processing conversion of FFNM over the weekend of July 13th. The Corporation expects the pending Lincoln acquisition to close end of third quarter or early in the fourth quarter subject to final regulatory approvals with a data conversion scheduled for mid-fourth quarter.

In connection with the acquisition, the Corporation had second quarter GAAP pre-tax transaction related expenses totaling $1.98 million.  These one-time costs reduced the reported net income for the quarter by $1.56 million on an after-tax basis.  The adjusted net income for the second quarter of 2018 (exclusive of the transaction related expenses) would equate to $1.96 million.   The majority of the expenses associated with the common stock offering were capitalized in accordance with GAAP.

Total assets of the Corporation at June 30, 2018 were $1.27 billion compared to $1.03 billion at June 30, 2017.  Shareholders’ equity at June 30, 2018 totaled $148.87 million, compared to $81.31 million on June 30, 2017. The tangible book value per share equated to $11.57 on June 30, 2018 compared to $11.72 per share a year ago.  Subsequent to receiving the proceeds from the stock offering, the Corporation paid down approximately $19.45 million in senior holding company debt in the second quarter.

The Corporation’s primary asset, mBank, recorded net income of $1.20 million in the second quarter of 2018, compared to $2.05 million for the same period in 2017.  Combined acquisition-related expenses totaled $1.45 million at the bank level, with an after-tax impact of $1.15 million. Adjusted core net income (exclusive of the expenses) for second quarter 2018 was $2.35 million.

Revenue

Total revenue of the corporation for the three months ended June 30, 2018 equated to $13.80 million compared to $11.66 million for the same period of 2017.  Total interest income was $12.94 million for the second quarter of 2018 and $10.87 for the same period in 2017.  The 2018 second quarter interest income included accretive yield of $284 thousand from combined credit mark accretion associated with acquisitions compared to 2017 same period of $351 thousand. The non-interest income portion of total revenue increased slightly year-over-year from $795 thousand in 2017 to $863 thousand in 2018, partially due to the positive impact of the FFNM acquisition.

Loan Production / Credit Risk

Total balance sheet loans at June 30, 2018 were $1.00 billion compared to June 30, 2017 balances of $811.08 million.  Total loans under management now reside at $1.34 billion which includes $334 million of service retained loans.  New loan production for the first half of 2018 was slightly behind previous year at $103 million with origination activity increasing in the second quarter, as expected.  Commercial originations accounted for $62 million, retail, predominantly mortgage, equated to $41 million. Commenting on new loan production and overall lending activities, Kelly W. George, President and CEO of mBank, stated, “Commercial loan production remains consistent with prior year with a continued competitive environment for the high-quality earning assets we originate. Based on steady deal flow since the FFNM acquisition date, we expect that the addition of the FFNM markets will have a positive impact on all types of originations for the second half of 2018 as the operational and cultural integration of this transaction has gone very well. Likewise, in-house mortgage production has ramped up in our more active summer months and is consistent with 2017 first half activity.  As we alluded to in our first quarter communications, we have seen the change in interest rates impact our secondary market origination, which is at about 70% of previous year levels.”

Nonperforming loans totaled $5.03 million, .50% of total loans at June 30, 2018 compared to $3.75 million, or .47%, of total loans at June 30, 2017.  The dollar amount increase in non-performing loans is the result of credits acquired in the FFNM transaction which were marked to market as part of the credit due diligence process.  Total loan delinquencies greater than 30 days resided at a nominal .89%, compared to .59% in the second quarter of 2017. Commenting on overall credit risk, Mr. George stated, “As expected, we saw a slight increase in our non-performing credit ratios following the FFNM acquisition.  Similar to previous transactions, we anticipate this will normalize over the coming quarters as we work to quickly resolve some of these acquired credits.  Overall, loan portfolio performance, both legacy mBank and acquired FFNM, remains strong with no material credit issues within any of the business segments. Purchase accounting marks from the previously acquired banks have continued to prove accurate, attaining expected accretion levels. The acquired loan portfolio from FFNM should provide accretive results to our bottom line and support in overall granularity and concentration levels from a macro perspective.”

Margin Analysis / Funding

Net interest income in the second quarter of 2018 resided at $10.81 million, or 4.26%, compared to $9.32 million, or 4.24%, in the second quarter of 2017.  Second quarter 2018 total interest expense was $2.13 million versus $1.55 million for the same period of 2017.  Of the $578 thousand interest expense increase from previous year, $333 thousand was attributable to interest on brokered CDs due to repricing experienced from normal maturities and renewals at market rates.  An additional $167 thousand of the total was a result of increased expense on our CD & IRA products due to some slightly higher rates offered for competitive reasons.  Total brokered deposits were $152 million at the end of June 2018, down from $217 million at June 30, 2017.  FHLB borrowings were up from $71 million to $92 million year-over-year as a result of liabilities acquired from FFNM.  The Corporation expects to opportunistically reduce these borrowings as they mature.  The collective $44 million net improvement in these combined wholesale funding categories was partially made possible by the complementary balance sheet and deposit base of FFNM.  Following the close of the FFNM acquisition, the Corporation sold roughly $46 million of the acquired investment portfolio to decrease its wholesale funding.

Mr. George stated, “We have been successful in maintaining our strong net interest margin in the rising rate environment, and each rate increase should have positive impact on the income generated from our loan portfolio.  With the lower cost core deposit base we acquired from FFNM, we have begun to reposition the balance sheet and remove some of the more volatile and higher cost wholesale funding sources that we have utilized in the past.  This repositioning should further stabilize our funding and position us very well on the liability side for the remainder of 2018 and decrease our relative funding costs. We will also continue to proactively monitor as to when a need could occur to move pricing up on our core transactional accounts due to expected market pressures, a challenge all banks will face this year. We have pivoted to a more offensive posture in terms of overall core deposit gathering initiatives within our branch network. At this time, our deposit beta remains strong at .08 when comparing the movement in the federal funds rate to the movement on our blended interest-bearing deposit rate.”

Noninterest Expense

Noninterest expense, at $11.08 million in the second quarter of 2018, increased $3.56 million from the second quarter 2017 total of $7.52 million. The expense variance from the second quarter of 2017 was heavily impacted by the $1.98 million in pre-tax transaction related expenses as well as the additional expense related to the larger bank platform following the FFNM closing, including additional salary, benefits and occupancy costs.  The Corporation still expects to realize the 40% cost efficiencies from the FFNM acquisition as originally projected and believes they will be fully phased in by the end of 2018.

Assets and Capital

Total assets of the Corporation at June 30, 2018 were $1.27 billion compared to $1.03 billion at June 30, 2017.  Shareholders’ equity at June 30, 2018 totaled $148.87 million, compared to $81.31 million on June 30, 2017. The tangible book value per share equated to $11.57 on June 30, 2018 compared to $11.72 per share a year ago.  Both the common stock offering and the FFNM acquisition had positive impacts on the Corporation’s overall capitalization and regulatory capital ratios.  Of the $32.4 net proceeds from the June 2018 common stock offering, the corporation utilized $19.45 million to retire senior holding company debt.  The Corporation is “well-capitalized” and the Bank is “well-capitalized” with total risk-based capital to risk weighted assets of 11.06% and 12.39%, respectively.

Paul D. Tobias, Chairman and Chief Executive Officer of the Corporation concluded, “We had a very busy and productive quarter with the closing of the FFNM transaction, the announcement of the Lincoln Community Bank acquisition and the successful common stock offering.  All three of these events are representative of our consistent strategy of asset growth and balance sheet strength while driving continually improving earnings metrics.  Both FFNM and Lincoln are accretive transactions that add strategic and complementary markets where we can grow organically.  The stock offering was completed at a minimal market price discount, strengthening our balance sheet and providing the capital we need to continue to execute our growth plans.  Further, the ability to put a considerable portion of the new capital to work through the reduction of senior holding company debt and the purchase of Lincoln allows us to quickly hurdle our cost of capital with the expected yield and savings from the activities.”

Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $1.25 billion and whose common stock is traded on the NASDAQ stock market as “MFNC.”   The principal subsidiary of the Corporation is mBank.  Headquartered in Manistique, Michigan, mBank has 29 branch locations; eleven in the Upper Peninsula, ten in the Northern Lower Peninsula, one in Oakland County, Michigan, and seven in Northern Wisconsin.  The Corporation’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements

This release contains certain forward-looking statements.  Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” “view,” and variations of such words and similar expressions are intended to identify forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance.  These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood, and degree of occurrence.  Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements.  Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission.  These and other factors may cause decisions and actual results to differ materially from current expectations.  Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

	As of and For the	As of and For the	As of and For the
	Period Ending	Year Ending	Period Ending
	June 30,	December 31,	June 30,
(Dollars in thousands, except per share data)	2018	2017	2017
	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$1,274,095	$985,367	$1,027,450
Loans	1,003,377	811,078	790,753
Investment securities	114,682	75,897	82,212
Deposits	1,015,501	817,998	848,245
Borrowings	91,747	79,552	92,024
Shareholders’ equity	148,866	81,400	81,313

Selected Statements of Income Data six months and year ended):
Net interest income	$20,122	$37,938	$18,485
Income before taxes	2,444	11,018	5,162
Net income	1,933	5,479	3,406
Income per common share - Basic	.27	.87	.54
Income per common share - Diluted	.27	.87	.54
Weighted average shares outstanding	7,041,010	6,288,791	6,282,551
Weighted average shares outstanding- Diluted	7,073,764	6,322,413	6,298,515

Three Months Ended:
Net interest income	$10,813	$9,664	$9,319
Income before taxes	499	2,838	2,547
Net income	396	(20)	1,680
Income per common share - Basic	.05	-	.27
Income per common share - Diluted	.05	-	.27
Weighted average shares outstanding	7,769,720	6,294,930	6,294,930
Weighted average shares outstanding- Diluted	7,809,018	6,294,930	6,307,883

Selected Financial Ratios and Other Data:
Performance Ratios:
Net interest margin	4.23%	4.20%	4.21%
Efficiency ratio	87.27	71.39	71.61
Return on average assets	.37	.55	.70
Return on average equity	4.27	6.74	8.57

Average total assets	$1,050,305	$995,826	$982,374
Average total shareholders’ equity	91,258	81,349	80,158
Average loans to average deposits ratio	99.89%	96.29%	95.38%

Common Share Data at end of period:
Market price per common share	$16.58	$15.90	$13.99
Book value per common share	13.90	12.93	12.92
Tangible book value per share	11.57	11.72	11.69
Dividends paid per share, annualized	.480	.480	.480
Common shares outstanding	10,712,745	6,294,930	6,294,930

Other Data at end of period:
Allowance for loan losses	$5,141	$5,079	$5,133
Non-performing assets	$7,486	$6,126	$7,798
Allowance for loan losses to total loans	.51%	.63%	.65%
Non-performing assets to total assets	.59%	.62%	.76%
Texas ratio	5.80%	7.77%	9.91%

Number of:
Branch locations	29	23	24
FTE Employees	233	233	235

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,	June 30,
	2018	2017	2017
	(Unaudited)		(Unaudited)
ASSETS

Cash and due from banks	$64,874	$37,420	$78,972
Federal funds sold	15	6	10,006
Cash and cash equivalents	64,889	37,426	88,978

Interest-bearing deposits in other financial institutions	10,873	13,374	14,312
Securities available for sale	114,182	75,397	81,712
Other securities	500	500	500
Federal Home Loan Bank stock	4,860	3,112	3,250

Loans:
Commercial	684,725	572,936	559,388
Mortgage	299,450	220,708	212,306
Consumer	19,202	17,434	19,059
Total Loans	1,003,377	811,078	790,753
Allowance for loan losses	(5,141)	(5,079)	(5,133)
Net loans	998,236	805,999	785,620

Premises and equipment	21,790	16,290	16,654
Other real estate held for sale	2,461	3,558	4,050
Deferred tax asset	8,000	4,970	7,139
Deposit based intangibles	4,504	1,922	2,047
Goodwill	20,389	5,694	5,694
Other assets	23,411	17,125	17,494

TOTAL ASSETS	$1,274,095	$985,367	$1,027,450

LIABILITIES AND SHAREHOLDERS’ EQUITY

LIABILITIES:
Deposits:
Noninterest bearing deposits	$220,176	$148,079	$156,970
NOW, money market, interest checking	337,344	280,309	259,423
Savings	106,022	61,097	61,741
CDs<$250,000	181,352	142,159	142,649
CDs>$250,000	18,930	11,055	10,597
Brokered	151,677	175,299	216,865
Total deposits	1,015,501	817,998	848,245

Federal funds purchased	10,000	-	-
Borrowings	91,747	79,552	92,024
Other liabilities	7,980	6,417	5,868
Total liabilities	1,125,228	903,967	946,137

SHAREHOLDERS’ EQUITY:
Common stock and additional paid in capital - No par value Authorized - 18,000,000 shares
Issued and outstanding - 10,712,745; 6,294,930; and 6,294,930 shares respectively	128,880	61,981	61,782
Retained earnings	19,602	19,711	19,101
Accumulated other comprehensive income
Unrealized gains (losses) on available for sale securities	606	(71)	508
Minimum pension liability	(221)	(221)	(78)

Total shareholders’ equity	148,867	81,400	81,313

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,274,095	$985,367	$1,027,450

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$12,071	$10,260	$22,461	$20,217
Tax-exempt	31	19	56	52
Interest on securities:
Taxable	560	396	932	795
Tax-exempt	79	75	148	154
Other interest income	197	116	396	244
Total interest income	12,938	10,866	23,993	21,462

INTEREST EXPENSE:
Deposits	1,602	1,054	2,838	2,013
Borrowings	523	493	1,033	964
Total interest expense	2,125	1,547	3,871	2,977

Net interest income	10,813	9,319	20,122	18,485
Provision for loan losses	100	50	150	200
Net interest income after provision for loan losses	10,713	9,269	19,972	18,285

OTHER INCOME:
Deposit service fees	323	268	592	540
Income from loans sold on the secondary market	277	316	454	614
SBA/USDA loan sale gains	83	89	134	149
Mortgage servicing income	(2)	(9)	(10)	(17)
Other	182	131	307	285
Total other income	863	795	1,477	1,571

OTHER EXPENSE:
Salaries and employee benefits	4,923	3,658	9,077	7,455
Occupancy	928	776	1,739	1,561
Furniture and equipment	644	544	1,175	1,025
Data processing	586	489	1,090	950
Advertising	192	174	387	297
Professional service fees	397	405	701	726
Loan and deposit	148	155	274	334
Writedowns and losses on other real estate held for sale	40	243	66	255
FDIC insurance assessment	187	189	343	346
Telephone	152	134	307	291
Transaction related expenses	1,976	-	2,165	-
Other	904	750	1,681	1,454
Total other expenses	11,077	7,517	19,005	14,694

Income before provision for income taxes	499	2,547	2,444	5,162
Provision for income taxes	103	867	511	1,756

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	396	1,680	1,933	3,406

INCOME PER COMMON SHARE:
Basic	$.05	$.27	$.27	$.54
Diluted	$.05	$.27	$.27	$.54

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES

LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)

Loan Portfolio Balances (at end of period):

	June 30,	December 31,	June 30,
	2018	2017	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Commercial Loans:
Real estate - operators of nonresidential buildings	$117,285	$119,025	$114,129
Hospitality and tourism	78,122	75,228	73,109
Lessors of residential buildings	37,866	33,032	30,719
Gasoline stations and convenience stores	22,207	21,176	19,903
Logging	17,368	17,554	18,143
Commercial construction	20,895	9,243	10,145
Other	390,982	297,678	293,240
Total Commercial Loans	684,725	572,936	559,388

1-4 family residential real estate	284,041	209,890	200,771
Consumer	19,202	17,434	19,059
Consumer construction	15,409	10,818	11,535

Total Loans	$1,003,377	$811,078	$790,753

Credit Quality (at end of period):

	June 30,	December 31,	June 30,
	2018	2017	2017
	(Unaudited)	(Unaudited)	(Unaudited)
Nonperforming Assets :
Nonaccrual loans	$3,825	$2,388	$3,644
Loans past due 90 days or more	-	-	-
Restructured loans	1,200	180	104
Total nonperforming loans	5,025	2,568	3,748
Other real estate owned	2,461	3,558	4,050
Total nonperforming assets	$7,486	$6,126	$7,798
Nonperforming loans as a % of loans	.50%	.32%	.47%
Nonperforming assets as a % of assets	.59%	.62%	.76%
Reserve for Loan Losses:
At period end	$5,141	$5,079	$5,133
As a % of average loans	.51%	.64%	.65%
As a % of nonperforming loans	102.31%	197.78%	136.95%
As a % of nonaccrual loans	215.28%	212.69%	140.86%
Texas Ratio	5.80%	7.77%	9.91%

Charge-off Information (year to date):
Average loans	$858,508	$795,532	$784,823
Net charge-offs (recoveries)	$88	$566	$87
Charge-offs as a % of average
loans, annualized	.02%	.07%	.02%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	June 30,	March 31,	December 31	September 30,	June 30
	2018	2018	2017	2017	2017
BALANCE SHEET (Dollars in thousands)

Total loans	$1,003,377	$812,441	$811,078	$808,149	$790,753
Allowance for loan losses	(5,141)	(5,101)	(5,079)	(5,130)	(5,133)
Total loans, net	998,236	807,340	805,999	803,019	785,620
Total assets	1,274,095	983,929	985,367	1,015,070	1,027,450
Core deposits	844,894	602,601	631,644	643,859	621,303
Noncore deposits	170,607	204,196	186,354	191,344	226,942
Total deposits	1,015,501	806,797	817,998	835,203	848,245
Total borrowings	91,747	80,002	79,552	91,397	92,024
Total shareholders’ equity	148,867	81,857	81,400	82,649	81,313
Total tangible equity	123,974	74,303	73,784	74,970	73,572
Total shares outstanding	10,712,745	6,332,560	6,294,930	6,294,930	6,294,930
Weighted average shares outstanding	7,041,010	6,304,203	6,294,930	6,294,930	6,294,930

AVERAGE BALANCES (Dollars in thousands)

Assets	$1,117,188	$982,679	$996,966	$1,021,152	$984,236
Loans	905,802	810,688	808,306	803,825	787,143
Deposits	913,220	805,092	817,338	841,699	820,375
Equity	100,518	81,894	82,879	82,162	81,013

INCOME STATEMENT (Dollars in thousands)

Net interest income	$10,813	$9,309	$9,664	$9,789	$9,319
Provision for loan losses	100	50	225	200	50
Net interest income after provision	10,713	9,259	9,439	9,589	9,269
Total noninterest income	863	614	1,317	1,153	795
Total noninterest expense	11,077	7,928	7,918	7,724	7,517
Income before taxes	499	1,945	2,838	3,018	2,547
Provision for income taxes	103	408	2,858	925	867
Net income available to common shareholders	$396	$1,537	$(20)	$2,093	$1,680
Income pre-tax, pre-provision	$599	$1,995	$3,062	$3,218	$2,597

PER SHARE DATA

Earnings	$.05	$.24	$(.01)	$.33	$.27
Book value per common share	13.90	12.96	12.93	13.13	12.92
Tangible book value per share	11.57	11.73	11.72	11.91	11.69
Market value, closing price	16.58	16.25	15.90	15.50	13.99
Dividends per share	.120	.120	.120	.120	.120

ASSET QUALITY RATIOS

Nonperforming loans/total loans	.50%	.53%	.32%	.38%	.47%
Nonperforming assets/total assets	.59	.70	.62	.74	.76
Allowance for loan losses/total loans	.51	.63	.63	.63	.65
Allowance for loan losses/nonperforming loans	102.31	117.48	197.78	167.37	136.95
Texas ratio	5.80	6.87	7.77	9.34	9.91

PROFITABILITY RATIOS

Return on average assets	.14%	.63%	(.01)%	.81%	.68%
Return on average equity	1.58	7.61	(.10)	10.11	8.32
Net interest margin	4.26	4.19	4.18	4.23	4.24
Average loans/average deposits	99.19	100.70	98.89	95.50	95.95

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	9.39%	7.25%	7.06%	6.82%	7.02%
Tier 1 capital to risk weighted assets	11.87	8.79	8.66	8.47	8.57
Total capital to risk weighted assets	12.39	9.43	9.29	9.10	9.21
Average equity/average assets (for the quarter)	9.00	8.33	8.31	8.05	8.23
Tangible equity/tangible assets (at quarter end)	9.92	7.62	7.55	7.44	7.22